Exhibit 23.1
We consent to the incorporation by reference in the registration statement on Form S-8 dated June 29, 2007 of LifeVantage Corporation and subsidiary (the Company) of our report dated September 19, 2008, with respect to the consolidated balance sheet of the Company as of June 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended June 30, 2008 which report appears in the June 30, 2008 annual report on Form 10-K SB of LifeVantage Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC

September 19, 2008
Denver, Colorado